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                                                                EXHIBIT 99.1

                                                    PRESS
                                                   RELEASE

                                                AUGUST 4, 1998

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                   REDOX EXPANDS GEOGRAPHIC, PRODUCT VISION AS
                          JAMES R. SCHULER JOINS BOARD


HOUSTON, TX--ReDox Technology Corporation (OTCBB-RDOX) is proud to announce the addition of Mr. James R. Schuler to its Board of Directors.

ReDOX holds patents on thin film aluminum-sulfur batteries, which offer energy densities far greater than anything on the market or in present development. Mr. Schuler has been concentrating his energy, effort, and vision on technologies that--when coupled with ReDOX's leading edge battery technology--will totally change the world's expectations of products and services.

The portable product arena of computers, cellular telephones, rechargeable tools and appliances, etceteras, along with advertising, communication, and point-of-sale applications, will enable industries to create a whole new dimension for their marketing of products and services.

Mr. Schuler brings an important new vision to ReDOX, said Richard A. Szymanski, President. "He represents the next plateau in our creative and imaginative development. His experience and infrastructure will allow us to expand our horizons beyond the portable energy solutions we will provide to our valued customers. We will be able to develop new visionary approaches for a wide range of products and services that the consumer will buy and use everyday."

Mr. Schuler is currently President and Chief Operating Officer of Trans United Partners, Inc., of Pacifica, California. The organization brings together a cooperative of partnering technologies that syndicate their companies and individual strengths in the collaboration of a union that provides major technology and economic advantages.

Mr. Schuler has extensive domestic and international business experience and exposure, and has served as a director and partner in energy related investments in both the United States and abroad. His extensive experience in business, finance, and integrated logistics will be of positive assistance to ReDOX as we pursue our short and long-range opportunities.

New, positive opportunities have been presented to ReDOX's management, and to pursue them properly we are pleased to announce the opening of our West Coast office on August 24th, 1998.


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